UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14A-101)
PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934
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Anheuser-Busch Companies, Inc.

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     On October 6, 2008, Anheuser-Busch Companies, Inc. issued the following press release:
Communications:     Terri Vogt, (314) 577-7750
Investor Relations:     Dave Sauerhoff, (314) 577-9009
FOR IMMEDIATE RELEASE
ANHEUSER-BUSCH SETS SPECIAL SHAREHOLDERS MEETING DATE
TO VOTE ON COMBINATION WITH INBEV
     ST. LOUIS, Oct. 6, 2008 — Anheuser-Busch Cos. Inc. (NYSE: BUD) today announced that its special meeting for shareholders to consider and vote on the combination between InBev N.V./S.A. and Anheuser-Busch will be held on Nov. 12 at a New York-area location.
     At the closing of the transaction, shareholders of Anheuser-Busch will be entitled to receive $70 for each share of stock held by them, and Anheuser-Busch will become a wholly owned, indirect subsidiary of InBev.
     Anheuser-Busch shareholders of record as of the close of business on Oct. 3 are entitled to vote at the special meeting, which will be held at noon on Nov. 12 at the Crowne Plaza Meadowlands hotel in Secaucus, N.J. Additional information concerning the special meeting and the transaction will be in the Anheuser-Busch definitive proxy statement, which will be mailed by Anheuser-Busch to its shareholders later this week.
     As announced July 13, the board of directors of Anheuser-Busch unanimously recommends that Anheuser-Busch shareholders approve the transaction with InBev. Closing of the transaction is subject to approval of shareholders of both companies, necessary regulatory approvals and other customary closing conditions. On Sept. 29, InBev shareholders approved the combination.
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Anheuser-Busch Special Shareholder Meeting

     Based in St. Louis, Anheuser-Busch is the leading American brewer, holding a 48.5 percent share of U.S. beer sales. The company brews the world’s largest-selling beers, Budweiser and Bud Light. Anheuser-Busch also owns a 50 percent share in Grupo Modelo, Mexico’s leading brewer, and a 27 percent share in China brewer Tsingtao, whose namesake beer brand is the country’s best-selling premium beer. Anheuser-Busch ranked No. 1 among beverage companies in FORTUNE Magazine’s Most Admired U.S. and Global Companies lists in 2008. Anheuser-Busch is one of the largest theme park operators in the United States, is a major manufacturer of aluminum cans and one of the world’s largest recyclers of aluminum cans. For more information, visit www.anheuser-busch.com.
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     This communication may be deemed to be solicitation material in respect of the proposed acquisition of Anheuser-Busch by InBev. In connection with the proposed acquisition, Anheuser-Busch intends to file relevant materials with the SEC. Anheuser-Busch filed amendment number two to its preliminary proxy statement on Schedule 14A with the SEC on October 2, 2008.
     INVESTORS OF ANHEUSER-BUSCH ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING ANHEUSER-BUSCH’S PROXY STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION.
     Investors and security holders will be able to obtain the documents free of charge through the website maintained by the SEC at www.sec.gov, and Anheuser-Busch stockholders will receive information at an appropriate time on how to obtain transaction-related documents for free from Anheuser-Busch. Such documents are not currently available.
     InBev and certain of its directors and executive officers and other persons, and Anheuser-Busch and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from the holders of Anheuser-Busch common stock in respect of the proposed transaction. Information about the directors and executive officers of Anheuser-Busch and their respective interests in Anheuser-Busch by security holdings or otherwise is set forth in its proxy statement relating to the 2008 annual meeting of stockholders, which was filed with the SEC on March 10, 2008. Investors may obtain additional information regarding the interest of the participants by reading the preliminary proxy statement.